Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Dell Technologies Inc.
Dell International L.L.C.
EMC Corporation
Dell Inc.
Denali Intermediate Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	4.750% Senior Notes 2028	Rule 457(r)	$1,000,000,000	99.981%	$999,810,000	0.0001531	$153,070.92

		5.000% Senior Notes 2030	Rule 457(r)	$1,000,000,000	99.834%	$998,340,000	0.0001531	$152,845.86

		5.300% Senior Notes 2032	Rule 457(r)	$1,000,000,000	99.907%	$999,070,000	0.0001531	$152,957.62

		5.500% Senior Notes 2035	Rule 457(r)	$1,000,000,000	99.681%	$996,810,000	0.0001531	$152,611.62

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$3,994,030,000		$611,486.02

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$611,486.02
(1) Calculated in
accordance
with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form
S-3
(File
No. 333-269159)
filed with the Securities and Exchange Commission on January 9, 2023 was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This registration fee table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.